EXHIBIT 4.4

ADDENDUM

TO THE DANTZ DEVELOPMENT CORPORATION
RESTATED EQUITY INCENTIVE PLAN (THE “PLAN”)

SUB-PLAN FOR FRENCH PARTICIPANTS SUBJECT TO TAXATION IN FRANCE

1.     PURPOSES Of SUB-PLAN

        (a)     Dantz Development Corporation (the “Company”) has adopted this addendum (the “Sub-Plan”) to the Plan, so that Options granted to a French Participant whose remuneration is subject to taxation in the Republic of France shall be provided with the maximum benefits under the provisions of French law, and to provide incentives for such French Participant to exert maximum efforts for the success of the Company.

        (b)     The Company intends that Options granted pursuant to the Sub-Plan shall qualify for the favorable tax and social insurance treatment applicable to stock options that comply with Articles L 225-177 to L 225-186 of the French Commercial Code, and the relevant public rulings released by the French tax and social authorities.  In the event of any conflict between the provisions of the Plan and the provisions of the Sub-Plan, the provisions of the Sub-Plan will apply.

        (c)     Options granted or to be granted to French Participants shall be granted as provided by the Plan and this Sub-Plan.  The terms of an Option granted to a French Participant shall be determined by reference to such French Participant’s respective Option Agreement, this Sub-Plan and the Plan.

        (d)     Additional terms and conditions provided by this Sub-Plan are specific to French Participants whose remuneration is subject to taxation in the Republic of France (and their successors in interest) only and do not affect the rights afforded to any other employees of the Company or any Affiliates who are or may be granted Options under the Plan.

2.     DEFINITIONS

        The terms defined in the Plan shall have the same defined meanings in this Sub-Plan.  As used herein, the following additional definitions shall apply:

        (a)     “French Affiliate” means an Affiliate that is organized under the laws of the Republic of France.

        (b)     “French Employee” means an Employee resident in the Republic of France at the time an Option is granted.

        (c)     “French Participant” means an Optionholder who is a French Employee.

3.     ELIGIBILITY

        (a)     A person shall not be granted an Option pursuant to the Sub-Plan unless such person is a French Employee.  Notwithstanding any other provision to the contrary, an Option granted to the “Président” shall not be deemed to have been granted pursuant to this Sub-Plan, if at the time of grant of such Option the Company is not listed on a public stock exchange in the Republic of France.

        (b)     No person shall be eligible for the grant of an Option if, at the time of the grant, such person owns (or is deemed to own pursuant to the applicable laws of the Republic of France) stock possessing more than ten percent (10%) of either: (i) the total combined voting power of all classes of stock of the Company or any of its Affiliates, or (ii) the Company’s capital shares (as defined under the laws of the Republic of France).

        (c)     An Option may not be granted during the times specified in Articles L 225-177 al 4 and L 225-177 al 5 of the French Commercial Code (i.e., during the twenty (20) trading days after either the payment of a dividend or an increase of capital that has been reserved to the Company’s shareholders).

        (d)     After the Listing Date, any Option granted during the period commencing with the date at which the “Président” is aware of any information whose publication could have a substantial effect on the fair market value of the Common Stock and ending on the date that is ten (10) trading days after the public disclosure of such information shall not be deemed to have been granted pursuant to this Sub-Plan.

        (e)     After the Listing Date, any Option granted during the period commencing ten (10) trading days preceding the publication of the consolidated or annual accounts of the Company and ending on the date that is ten (10) trading days after the publication of such accounts shall not be deemed to have been granted pursuant to this Sub-Plan.

        (f)     Notwithstanding anything in the Plan to the contrary, to the extent required by Article 225-185 of the French Commercial Code and 174-17 of the Decree of 23 March 1967, the total number of shares of Common Stock issuable upon exercise of all outstanding Options granted under the Plan cannon exceed one-third (1/3) of the shares of Common Stock of the Company.

4.     OPTION PROVISIONS

        (a)     No option shall be exercisable after the expiration of nine (9) years and six (6) months from the date it was granted.

        (b)     The exercise price of an Option prior to the Listing Date shall be one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant of such Option, and after the Listing Date shall be the greater of: (i) ninety-five percent (95%) of the average closing price of the Common Stock during the twenty (20) trading days preceding the date of grant of such Option and (ii) one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant of such Option.

        (c)     The exercise price of an Option shall be adjusted only upon the occurrence of those events specified under Articles L 225-177 to L 225-186 of the French Commercial Code.

        (d)     Twenty five percent (25%) of the shares subject to an Option shall vest one (1) year after the date of grant and one forty-eighth (1/48) of the shares shall vest monthly thereafter, subject to the French Participant’s Continuous Service.

5.     EXERCISE

        (a)     No additional shares of Common Stock subject to an Option shall become exercisable after a French Employee has been notified of the termination of his or her employment contract for any reason other than death.

        (b)     According to Article 225-183 of the French Commercial Code, in the event of the death of a French Participant during the French Participant’s Continuous Service, the Option shall become fully vested and immediately exercisable by such French Participant’s heirs, but the heirs may only exercise the Option within a period of time not to exceed six (6) months following such French Participant’s death.  If, after the French Participant’s death, the Option is not exercised within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance pursuant to the Plan.

        (c)     Upon the disability of a French Participant, as defined in the Second or Third Categories of Articles L-341-4 of the French Social Security Law, the Option, to the extent vested, shall become immediately exercisable by such French Participant but the French Participant may only exercise the Option within a period of time not to exceed six (6) months following such disability (and in no event after the date on which the Option would otherwise terminate).  If, after the French Participant’s disability, the Option is not exercised within the time specified in the Option Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance pursuant to the Plan.

        (d)     Upon exercise of an Option, the French Participant (or the French Participant’s successor in interest) shall pay to the Company the exercise price and any and all tax and/or social insurance charges for which the French Participant is liable as a result of such exercise, but which may be required to be paid by the Company or any French Affiliate, (i) in cash, (ii) by check, or (iii) by credit transfer.

6.     SALE OR OTHER DISPOSITION OF SHARES.

        (a)     A French Participant (or a French Participant’s successor in interest) shall not sell or otherwise dispose of all or any of the shares of Common Stock acquired upon exercise of the Option that was granted on or before April 27, 2000 before the five (5) year anniversary of the date of grant of the Option or such longer or shorter period as prescribed by French law on the date of grant of the Option (the “Holding Period”), unless such sale is otherwise permitted by Article 91ter Annex II of the French General Code of Taxation.

        (b)     A French Participant (or a French Participant’s successor in interest) shall not sell or otherwise dispose of all or any of the shares of Common Stock acquired upon exercise of the Option that was granted after April 27, 2000 before the four (4) year anniversary of the date of grant of the Option or such longer or shorter period as prescribed by French law on the date of grant of the Option (the “Holding Period”), unless such sale is otherwise permitted by Article 91ter Annex II of the French General Code of Taxation.

        (c)     To ensure that the shares of Common Stock will not be sold or otherwise disposed of prior to the expiration of the Holding Period, the Company may require the French Participant, as a sign of good faith, to deposit the certificate(s) evidencing the shares of Common Stock that the French Participant acquires upon exercise of the Option with an agent designated by the Company under the terms and conditions of an escrow agreement approved by the Company.

        (d)     If the Company does not require an escrow deposit, as described in Section 6(b) above, as a condition to the exercise of the Option, the Company reserves the right at any later time to require the French Participant to so deposit the certificate(s) in escrow.

        (e)     In the event of the death, dismissal, forced retirement, or disability (as defined by Article L 341-4 of the French Social Security Code as Second or Third category) of a French Participant, such French Participant (or such French Participant’s successor in interest) may sell his or her shares of Common Stock before the expiration of the Holding Period, but only in the case of dismissal or forced retirement if such French Participant has an employment agreement with the Company or an Affiliate and exercised the Option at least three months prior to:  (i) such French Participant’s notification of dismissal or (ii) the date of the termination of such French Participant’s employment agreement upon his/her forced retirement, as applicable.

        (f)     Upon the sale or other disposition of all or any of the shares of Common Stock acquired upon exercise of the Option, the French Participant (or the French Participant’s successor in interest) must pay to the Company any and all tax and/or social insurance charges for which the French Participant is liable as a result of such exercise, but which may be required to be paid by the Company or any French Affiliate, (i) in cash, (ii) by check, (iii) by credit transfer, or (iv) by authorizing the Company or a third party to withhold such amount from the proceeds of such sale or other disposition.

7.     NON-TRANSFERABILITY

        The terms of the Option shall provide that during the lifetime of the French Participant, the Option may be exercised only by the French Participant.  The terms of the Option shall not permit transfer of the Option, except on death and then only to the extent permitted by the laws of the Republic of France.

8.     MISCELLANEOUS

        The adoption of the Sub-Plan, or the grant of an Option thereunder, does not confer upon any French Participant any right to enter or remain in Continuous Service and shall not be construed as part of an employment contract or agreement between a French Participant and the Company or an Affiliate.

9.     CHOICE OF LAW

        This Sub-Plan is governed by applicable French corporate, securities, social and income tax laws, and by those provisions of the Plan that do not contradict those provisions of French law that are necessary for Options granted under the Sub-Plan to qualify for the favorable tax and social insurance treatment applicable to stock options that comply with Articles L 225-177 to L 225-186 of the French Commercial Code.